Exhibit 10.1

HUB GROUP, INC.

2006 Performance Unit Award Statement:

EMPLOYEE NAME

Congratulations! The following summarizes your 2006 Performance Unit Award:

PERFORMANCE UNIT AWARD

Total Performance Units opportunity	XXX

VESTING SCHEDULE

Performance Cycle:	Period beginning May 1, 2006 and ending December 31, 2008
Units earned/Grant of restricted stock:

Subject to earlier cancellation, all or a portion of the Performance Unit award may be earned if the Company achieves the Performance Target within the Performance Cycle. To the extent the Performance Unit award is earned, you will be entitled to receive a Restricted Stock Award.

This 2006 Performance Unit Award is issued under the Hub Group, Inc. 2002 Long-Term Incentive Plan, as amended and restated December 3, 2003 (“Plan”) in consideration of your remaining an employee of the Company and/or subsidiary and signing Hub’s standard non-competition agreement if you have not done so already. If you accept the terms of this Award, you consent to be bound by all of the terms and conditions of this Performance Unit Award Statement, which includes the accompanying Terms of the 2006 Performance Unit Award, and the Plan. You also acknowledge that you have been given access to the Plan .

To the extent not otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Plan.

This Award Statement, including the accompanying Terms of the 2006 Performance Unit Award, constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

HUB GROUP, INC.

Terms of the 2006 Performance Unit Award

Type of Award:

Performance Units (“Performance Units”), representing an opportunity to earn a Restricted Stock grant.

Upon attainment of the Performance Target (defined below), each Performance Unit earned entitles the holder to a grant of one share of Restricted Stock of Hub Group, Inc. (the “Company”), subject to the terms of a Restricted Stock Award agreement.

Performance Target:

The Performance Target will be achieved if the Company’s aggregate operating income during the Performance Cycle, when added to the $_____ million of operating income during the first four months of 2006, results in the Company’s aggregate operating income for the three fiscal year period ending December 31, 2008 exceeding $_____ million, as certified by the Committee based upon the Company’s audited and published financial results for such three-year period (such aggregate amount of operating income is referred to below as the “2006-2008 Operating Income”).

Performance Units Earned/Grant of Restricted Stock Award:

Subject to the following sentence, the Performance Units will be fully (100%) earned as a result of achievement of the Performance Target. The Committee may, in its sole discretion, reduce to less than 100% the percentage of Performance Units earned if the 2006-2008 Operating Income does not exceed $_____ million. If the 2006-2008 Operating Income is less than $_____ million, the Performance Units shall be forfeited and cancelled in full as of the last day of the Performance Cycle and no Restricted Stock Awards will be made.

In the event of the death or Disability of a participant during the Performance Cycle, the Performance Unit opportunity will be prorated. The prorated amount will be based on a fraction, the numerator of which is the number of full months of employment completed during the Performance Cycle to the date of death or Disability and the denominator of which is the number of months during the Performance Cycle. To the extent Performance Units are earned and Restricted Stock Awards are granted at the end of the Performance Period, the prorated portion of the Performance Units opportunity will be earned and the Restricted Stock Award made at that time.

In the event of a Change of Control during the Performance Cycle, the Performance Units will become fully earned.

Grant of Restricted Stock Award:

One share of Restricted Stock will be issued for each Performance Unit earned. The Restricted Stock will be issued under and subject to the terms of a Restricted Stock Award substantially in the form attached as Exhibit A to these Terms of 2006 Performance Unit Award; provided, however, that in the event of a prorated award of Restricted Stock due to the participant’s death or Disability or an award upon or following a Change in Control, the Restricted Stock shall be fully vested at the time of grant.

Effect of Termination of Employment:

Except as provided above for termination of employment due to death or Disability during the Performance Cycle, the entire Performance Unit opportunity will be forfeited and/or cancelled on the date you cease to be an employee of the Company and/or subsidiaries.

No Voting Rights/Dividends:

Since Performance Units do not represent actual shares, no voting rights arise upon receipt of Performance Units. Cash dividends, if any, that would have been paid on earned Performance Units if they were issued and outstanding shares, will be accumulated and paid in cash, without interest, at the time and to the extent the Restricted Stock, if any, issued with respect to such Performance Units vest.

Tax Considerations:	Refer to accompanying Summary of Tax Considerations.

Transferability:	No Performance Units granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution.

Personal Information:	You agree the Company and its suppliers may collect, use and disclose your personal information for the purposes of the implementation, management, administration and termination of the Plan.

[INSERT FORM OF RESTRICTED STOCK AWARD HERE]

HUB GROUP, INC.

Summary of Tax Considerations

Relating to 2006 Performance Unit Awards under the Plan

Set forth below is a summary of the certain tax consequences relating to the 2006 Performance Unit Awards under the Hub Group, Inc. 2002 Long-Term Incentive Plan, as amended. This discussion does not purport to be complete and does not cover, among other things, state, provincial and local tax treatment.

UNITED STATES

Federal Income Tax Considerations: No income is recognized upon receipt of an award of the Performance Units opportunity or upon the grant of the Restricted Stock Award when the Performance Units are earned. At the time the Restricted Stock vests and a payment in respect of accumulated dividends (to the extent provided in the award) occurs, income equal to the then fair market value of Stock plus cash received is recognized. The capital gain or loss holding period for any Stock begins when ordinary income is recognized. Any subsequent capital gain or loss is measured by the difference between the fair market value of the Stock upon which the ordinary income recognized was based and the amount received upon sale or exchange of the shares. Recipients of Restricted Stock may choose to recognize ordinary income at the time of the grant by filing an election under Code Section 83(b) within 30 days after the date of the grant.

Tax Withholding: Any income or other tax withholding which applies at the time shares of Stock vest and cash dividend is paid, will be satisfied by the Company deducting or withholding first, from any cash to be paid and then from the shares of Stock issuable, a combined amount of cash and number of shares of Stock having a fair market value equal to the amount sufficient to satisfy the minimum statutory Federal, state and local tax (including the FICA and Medicare tax obligation) withholding required by law with respect to the exercise or distribution of shares and cash made under or as a result of the Plan. In the event a participant shall make an 83(b) election, any withholding taxes due at that time shall be satisfied in cash paid by the participant to the Company or withheld by the Company from the participant’s salary or other cash compensation.